Exhibit 4.1

AMENDMENT NO. 1 TO THE TAX ASSET PROTECTION PLAN

Amendment No. 1, dated August 4, 2020 (the “Amendment”), to the Tax Asset Protection Plan, dated as of February 5, 2020 (the “Plan”), by and between Unisys Corporation (the “Company”) and Computershare Inc., as rights agent (the “Rights Agent”).

WHEREAS, pursuant to Section 5.5 of the Plan, the Company and the Rights Agent may from time to time supplement or amend the Plan without the approval of any holders of the Rights in any respect;

WHEREAS, the Company desires to amend the Plan as set forth herein;

WHEREAS, pursuant to Section 5.5 of the Plan, by execution and delivery hereof, the Company requests that the Rights Agent duly execute and deliver this Amendment;

NOW, THEREFORE, the Company and the Rights Agent hereby agree to amend the Plan as follows:

1.	Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

2.
Section 1.1 of the Plan is amended by deleting the words “the Close of Business on the first anniversary of the date of this Plan” in clause (iii) of the definition of “Expiration Time” and replacing such words with “the Close of Business on August 4, 2020.”

3.
Pursuant to Section 5.5 of the Plan, this Amendment shall be effective immediately upon execution by the Company and the Rights Agent and, following such execution, all references to the Plan shall be deemed to be references to the Plan, as amended hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

UNISYS CORPORATION
By: /s/ Gerald P. Kenney
Name: Gerald P. Kenney
Title: Senior Vice President, General Counsel and Secretary

COMPUTERSHARE INC.
By: /s/ Rachel Fisher
Name: Rachel Fisher
Title: Sr Contract Negotiation Specialist